AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
ON AUGUST 10, 2005

File No. 333-

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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASTRIS ENERGI INC.

(Exact name of Registrant as specified in its charter)

   ALBERTA, CANADA     __________N/A_______________
  (State or Jurisdiction    IRS Employer Identification
of Incorporation)

2175-6 DUNWIN DRIVE, MISSISSAUGA, ONTARIO, CANADA L5L 1X2

(Address of principal executive offices)

2004 Stock Award Plan
(Title for the plan)

Jonathan D. Leinwand, P.A.
12955 Biscayne Blvd., Suite 402
North Miami, FL 33181
(305) 981-4524
(Name of Agent for Service)

Types of Securities	Amount to be registered	Proposed mamimum offering	Proposed maximum price	Registration Fee
Common Stock	2,000,000 Shares	$ 800,000	$ 0.40(1)	$94.16

Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Company's Common Stock reported on the National Association of Securities Dealers Over-the-Counter Bulletin Board on August 5, 2005.

TABLE OF CONTENTS

GENERAL INSTRUCTION E INFORMATION
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
ITEM 8. EXHIBITS.
SIGNATURES
EXHIBIT INDEX

GENERAL INSTRUCTION E INFORMATION

Astris Energi Inc., an Alberta corporation (the "Company" or the "Registrant"), is filing this Registration Statement on Form S-8 for the purpose of registering, in accordance with General Instruction E of Form S-8, an additional 2,000,000 shares of the Company's common stock, no par value, to be issued under the Company's 2004 Stock Award Plan, as amended. The contents of the Company's previously filed Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 29, 2004 (File No. 333-112300), is hereby incorporated by reference in its entirety, including the exhibits to such Registration Statement, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INFORMATION INCORPORATED BY REFERENCE.

There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission (the "Commission") by Astris Energi, Inc. (the "Company" or the "Registrant"):

(a) The Registrant's Annual Report on Form 20-F for the fiscal period ended December 31, 2004;

(b) The Registrant's Quarterly Reports on Form 6-K for the fiscal quarters ended March 31, 2005,

 All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

The Company is authorized to issue an unlimited number of shares of Common Stock, without nominal or par value per share (the "Common Stock"). Holders of the Common Stock have one vote per share on each matter submitted to a vote of stockholders, the right to receive such dividends, if any, as may be declared by the Board of Directors out of assets legally available therefore and the right to receive net assets in liquidation after payment of all amounts due to creditors and all preferential amounts due to holders of any preferred stock. Holders of the Common Stock have no conversion rights and are not entitled to any preemptive or subscription rights. The Common Stock is not subject to redemption or any further calls or assessments. The Common Stock has non-cumulative voting rights in the election of directors.

The Common Stock is traded in the over-the-counter market (the "OTC Bulletin Board") and quoted under the symbol "ASRNF".

ITEM 8. EXHIBITS.

4.1 2004 Amended Stock Benefit Plan
5.1 Opinion of Counsel
23.1 Consent of Auditor

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Ontario on August 8, 2005.

ASTRIS ENERGI, INC.

By: /s/ Jiri Nor
---------------
Jiri K. Nor
President and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Astris Energy Inc.

Date: August 8, 2005	By:	/s/ Anthony Durkacz
Anthony Durkacz
Title Vice President of Finance

Astris Energy Inc.

Date: August 8, 2005	By:	/s/ Arthur Laudenslager
Arthur Laudenslager
Title Director

Astris Energy Inc.

Date: August 8, 2005	By:	/s/ H. David Ramm
H. David Ramm
Title Director

Astris Energy Inc.

Date: August 8, 2005	By:	/s/ Brian Clewes
Brian Clewes
Title Director

Astris Energy Inc.

Date: August 8, 2005	By:	/s/ Michael Liik
Michael Liik
Title Director

Astris Energy Inc.

Date: August 8, 2005	By:	/s/ Gary Brandt
Gary Brandt
Title Director